Exhibit 99.14
FIFTH AMENDED AND RESTATED TRANSACTION 1 SUPPLEMENTAL CONFIRMATION
Date:	August 23, 2019

To:	M Capital Group Investors II, LLC
2200 South 75th Avenue
Phoenix, AZ 85043

Attn:	Chad Killebrew

From:	Citigroup Global Markets Inc.
Fax No.:	212-615-8985
Reference Number:          To be advised by CGMI
The purpose of this Fifth Amended and Restated Transaction 1 Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Citigroup Global Markets Inc. (“CGMI”) and M Capital Group Investors II, LLC (“Counterparty”) on February 13, 2019 (such date, the “Fourth Amendment and Restatement Date” and such transaction, the “Fourth Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on May 21, 2018 (such date, the “Third Amendment and Restatement Date” and such transaction, the “Third Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on November 16, 2017 (such date, the “Second Amendment and Restatement Date” and such transaction, the “Second Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on November 18, 2016 (such date, the “First Amendment and Restatement Date” and such transaction, the “First Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on May 18, 2016 (the “Original Transaction”).  This Fifth Amended and Restated Transaction 1 Supplemental Confirmation, dated August 23, 2019 (the “Fifth Amended and Restated Transaction 1 Supplemental Confirmation”) amends and restates in its entirety the Fourth Amended and Restated Transaction 1 Supplemental Confirmation, dated February 13, 2019 (the “Fourth Amended and Restated Transaction 1 Supplemental Confirmation”), and is subject to the Master Confirmation specified below.  All references to the Fourth Amended and Restated Transaction 1 Supplemental Confirmation, the Third Amended and Restated Transaction 1 Supplemental Confirmation, dated May 21, 2018 (the “Third Amended and Restated Transaction 1 Supplemental Confirmation”), the Second Amended and Restated Transaction 1 Supplemental Confirmation, dated November 16, 2017 (the “Second Amended and Restated Transaction 1 Supplemental Confirmation”), the First Amended and Restated Transaction 1 Supplemental Confirmation, dated November 18, 2016 (the “First Amended and Restated Transaction 1 Supplemental Confirmation”) or the Transaction 1 Supplemental Confirmation, dated May 18, 2016 (the “Original Transaction 1 Supplemental Confirmation”) in the Master Confirmation or in any other documentation between the parties shall be to this Fifth Amended and Restated Transaction 1 Supplemental Confirmation.  Each party repeats to the other party the representations and warranties set forth in the Master Confirmation or in the Agreement (as defined in the Master Confirmation) (as if the Fifth Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation).  This Fifth Amended and Restated Transaction 1 Supplemental Confirmation is a binding contract between CGMI and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.          This Fifth Amended and Restated Transaction 1 Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 18, 2016 between CGMI and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Fifth Amended and Restated Transaction 1 Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.
2.          The terms of the Transaction to which this Fifth Amended and Restated Transaction 1 Supplemental Confirmation relates are as follows:

Trade Date:	May 18, 2016
Fifth Amendment and Restatement Date:	August 23, 2019
Prepayment Date:	May 19, 2016; provided that Counterparty authorizes and directs CGMI to pay the Prepayment Amount Counterparty is entitled to receive to Citibank, N.A. on Counterparty’s behalf.
Prepayment Amount:	USD 161,313,613.52
Initial Reference Price:	USD 14.7265
Counterparty Fourth Amendment Payment Amount:
As determined by the Calculation Agent taking into account, for the Fourth Amended and Restated Transaction, the Amendment and Restatement Reference Price, the Forward Floor Price and the Forward Cap Price.  Subject to the Repo Termination and Irrevocable Instruction Agreement, Counterparty agrees to pay CGMI the Counterparty Fourth Amendment Payment Amount on the Counterparty Fourth Amendment Payment Date.

Counterparty Fourth Amendment Payment Date:	The “Extension Payment Date” as defined in the Repo Termination and Irrevocable Instruction Agreement.
Repo Termination and Irrevocable Instruction Agreement:
The Repo Termination and Irrevocable Instruction Agreement, dated on or about the Fourth Amendment and Restatement Date, between Citibank, N.A., CGMI, Citigroup Global Markets Limited, represented by CGMI as its agent, Counterparty, Cactus Holding Company, LLC, Cactus Holding Company II, LLC and the other parties signatory thereto.

Fifth Amendment and Restatement Reference Price:
USD 34.00.  Promptly following the Trade Date, CGMI will deliver to Counterparty an Optional Early Termination Amount table, similar in form to that attached to the Fourth Amended and Restated Transaction 1 Supplemental Confirmation and prepared by CGMI using a consistent methodology.

Forward Floor Price:	USD 44.50
Forward Cap Price:	USD 56.50
Final Disruption Date:	April 24, 2020
For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares (reflecting adjustments through the Fifth Amendment and Restatement Date) is set forth below:
Component Number	Scheduled Valuation Date	Number of Shares
1	March 13, 2020	442,584
2	March 16, 2020	442,584
3	March 17, 2020	442,584
4	March 18, 2020	442,584
5	March 19, 2020	442,584
6	March 20, 2020	442,584
7	March 23, 2020	442,584
8	March 24, 2020	442,584
9	March 25, 2020	442,585
10	March 26, 2020	442,585
11	March 27, 2020	442,585
12	March 30, 2020	442,585
13	March 31, 2020	442,585
14	April 1, 2020	442,585
15	April 2, 2020	442,585
16	April 3, 2020	442,585
17	April 6, 2020	442,585
18	April 7, 2020	442,585
19	April 8, 2020	442,585
20	April 9, 2020	442,585

3.          For purposes of all Transactions under the Master Confirmation, the definition of “Shares” and “Issuer” are hereby amended by replacing “Shares” in its entirety with the following:

Shares:	The Class A common stock, par value $0.01 per share, of Knight-Swift Transportation Holdings Inc. (f/k/a Swift Transportation Company) (the “Issuer”).

4.          For purposes of all Transactions under the Master Confirmation, the definition of “Settlement Price” is hereby amended by replacing it in its entirety with the following:

Settlement Price:
The volume-weighted average price per Share on the relevant Valuation Date, as reasonably determined by the Calculation Agent by reference to the Bloomberg Page “KNX US <equity> AQR_SEC <Go>” (or any successor page thereto); provided that, if such price is not so reported for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, the Settlement Price shall be determined by the Calculation Agent in good faith and a commercially reasonable manner.

5.          For purposes of all Transactions under the Master Confirmation, the “Share Adjustments” provision is hereby amended by:

(a)          Replacing the “Dividend Adjustments” provision in its entirety with the following; and

Dividend Adjustments:
If at any time during the period from, but excluding, the Trade Date to, and including, a Valuation Date, an ex-dividend date for an Ordinary Cash Dividend to the extent it is an Excess Cash Dividend or for any dividend or distribution that is not an Ordinary Cash Dividend occurs with respect to the Shares (whether cash or non-cash and including any spin-off or other similar transaction) (a “Relevant Distribution”), then, except as provided in the next sentence, the Calculation Agent will adjust one or more of the Forward Floor Price, the Forward Cap Price, the Number of Shares or any other variable relevant to the valuation, settlement, payment or other terms of such Component to reflect the impact of such dividend or distribution on the theoretical value of such Component.  In the case of a Relevant Distribution that is an Excess Cash Dividend, Counterparty may elect, by written notice to CGMI no later than the fifth Scheduled Trading Day immediately preceding the ex-dividend date for such Relevant Distribution, that, in lieu of the adjustment provided in the preceding sentence, Counterparty shall pay CGMI, on the date such Relevant Distribution is paid by the Issuer, an amount equal to the amount of such Relevant Distribution multiplied by the aggregate Number of Shares underlying each Transaction on the relevant ex-dividend date.

(b)          Adding the following provisions immediately after the “Dividend Adjustments” provision;

Ordinary Cash Dividend:	Any cash dividend or distribution that the Calculation Agent determines is an ordinary, quarterly cash dividend.

Excess Cash Dividend:
Any Ordinary Cash Dividend to the extent such Ordinary Cash Dividend, together with any other Ordinary Cash Dividend with an ex-dividend date in the same calendar quarter, exceeds the applicable Contractual Dividend.

Contractual Dividend:
USD 0.00 (subject to adjustment by the Calculation Agent in its sole discretion in accordance with Calculation Agent Adjustment to account for any Potential Adjustment Event or Extraordinary Event and subject to adjustment by the Calculation Agent in its sole discretion to account for any change to the timing and/or frequency of payment of the Issuer’s regular dividend).

6.          For purposes of all Transactions under the Master Confirmation, Section 8(f)(ii) is hereby amended by replacing it in its entirety with the following:

Hire Act Protocols.  The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement solely for purposes of this Master Confirmation as if set forth in full herein.

7.          For purposes of all Transactions under the Master Confirmation, the Pledge Agreement is hereby amended by:

(a)          References to “Class B Restrictions” and “Class B Shares” in the Pledge Agreement shall be deleted in each place they appear;

(b)          Replacing the definition of “Specified Dividend” with the following:

“Specified Dividend” means any Relevant Distribution (as defined in the Confirmation) (i) that is an Excess Cash Dividend (as defined in the Confirmation) and (ii) in respect of which the Pledgor has elected, in accordance with the terms of the Confirmation, to pay CGMI an amount equal to the amount of such Relevant Distribution in lieu of CGMI making the adjustments provided for in the Confirmation;

(c)          Adding the following at the end of Section 3(k) in the Pledge Agreement:

If the Pledgor receives an Ordinary Cash Dividend and has not yet caused the Distribution to be delivered in accordance with Section 3(g), (A) CGMI shall, unless an Event of Default has occurred and is continuing or an Early Termination Date has been designated, direct the Pledgor that it may keep the portion of such Ordinary Cash Dividend that is not an Excess Cash Dividend and (B) Pledgor shall immediately deliver the remainder of such Ordinary Cash Dividend in accordance with Section 3(g).  If CGMI receives an Ordinary Cash Dividend in the Collateral Account, CGMI shall, unless an Event of Default has occurred and is continuing or an Early Termination Date has been designated, promptly deliver the portion of such Ordinary Cash Dividend that is not an Excess Cash Dividend to Pledgor and, upon such delivery, the Lien on such portion of such Ordinary Cash Dividend shall be released

; and

(d)          Adding the following at the end of Section 8(q) in the Pledge Agreement:

U.S. QFC Mandatory Contractual Requirements.  The parties hereby agree to incorporate by reference, mutatis mutandis, Section 8(k) (U.S. QFC Mandatory Contractual Requirements) of the Master Confirmation into this Agreement.

8.          For purposes of all Transactions under the Master Confirmation, Section 8 of the Master Confirmation is hereby amended by adding the following clause (k) at the end thereof:

(k)          U.S. QFC Mandatory Contractual Requirements.

(i)          Limitation on Exercise of Certain Default Rights Related to a CGMI Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in the Agreement or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 8(k)(ii), Counterparty shall not be permitted to exercise any Default Right against Party A with respect to the Agreement or any other Relevant Agreement that is related, directly or indirectly, to a CGMI Affiliate becoming subject to an Insolvency Proceeding.

(ii)          General Creditor Protections. Nothing in Section 8(k)(i) shall restrict the exercise by Counterparty of any Default Right against CGMI with respect to the Agreement or any other Relevant Agreement that arises as a result of:

(1)          CGMI becoming subject to an Insolvency Proceeding; or

(2)          CGMI not satisfying a payment or delivery obligation pursuant to (A) the Agreement or any other Relevant Agreement, or (B) another contract between CGMI and Counterparty that gives rise to a Default Right under the Agreement or any other Relevant Agreement.

(iii)          Burden of Proof. After a CGMI Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to the Agreement or any other Relevant Agreement, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder or thereunder.

(iv)          General Conditions

(1)          Effective Date. The provisions set forth in Section 8(k) will come into effect on the later of the Applicable Compliance Date and the date of the Agreement.

(2)          Prior Adherence to the U.S. Protocol. If CGMI and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of the Agreement, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of the Agreement and shall replace the terms of this Section 8(k). For purposes of incorporating the ISDA U.S. Protocol, CGMI shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and the Agreement shall be deemed to be a Protocol Covered Agreement.

(3)          Subsequent Adherence to the U.S. Protocol. If, after the date of the Agreement, both CGMI and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 8(k).

(v)          Definitions. For the purposes of this Section 8(k), the following definitions apply:

“Applicable Compliance Date” with respect to the Agreement shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“CGMI Affiliate” means, with respect to CGMI, a BHC Affiliate of that party.

“Credit Enhancement” means, with respect to the Agreement or any other Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of CGMI or Counterparty hereunder or thereunder or with respect hereto or thereto, including any guarantee or collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Default Right” means, with respect to the Agreement (including any Transaction or Confirmation hereunder) or any other Relevant Agreement, any:
(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and
(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but (iii) solely with respect to Section 8(k)(i) does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

 “Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

 “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to CGMI, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Agreement” means the Agreement (including all Transactions and Confirmations hereunder) and any Credit Enhancement relating hereto or thereto.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

Counterparty hereby agrees (a) to check this Fifth Amended and Restated Transaction 1 Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Fifth Amended and Restated Transaction 1 Supplemental Confirmation relates by manually signing this Fifth Amended and Restated Transaction 1 Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.
Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

		By:	/s/ Herman Hirsch
Authorized Representative

Confirmed as of the date first above written:

M CAPITAL GROUP INVESTORS II, LLC
By: Jerry And Vickie Moyes Family Trust, its Manager

By:	/s/ Jerry C. Moyes
Name: Jerry C. Moyes
Title: Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name: Vickie Moyes
Title: Co-Trustee of the Manager

[Signature Page to M Capital II CGMI Fifth Amended and Restated Transaction I Supplemental Confirmation]

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